                                                                     EXHIBIT 5.1

                                             June 15, 1995

WorldCorp, Inc.
13873 Park Center Road
Suite 490
Herndon, Virginia 22071

          Re:  Registration Statement on Form S-3
               ----------------------------------

Dear Ladies and Gentlemen:

          I am Vice President and General Counsel of WorldCorp, Inc., a Delaware corporation (the "Company"). The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission relating to (i) 25,000 shares of common stock, par value $1.00 per share (the "Common Stock"), of WorldCorp, Inc. ("WorldCorp" and, together with its subsidiaries, the "Company"), issuable upon exercise of an option (the "Option") pursuant to the Option Agreement dated April 1, 1995 (the "Option Agreement") granted Patrick F. Graham, a director of WorldCorp and (ii) 250,000 shares of Common Stock issuable upon exercise of 250,000 warrants ("Warrants") issued to BNY Financial Corporation, a New York corporation ("BNYFC"), pursuant to the Warrant Agreement (the "Warrant Agreement") dated as of December 7, 1993 between WorldCorp and BNYFC. The shares of Common Stock issuable upon exercise of the Option and Warrants are collectively referred to herein as the "Shares".

          This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, I have reviewed such documents as I have deemed necessary or appropriate as a basis for the opinion set forth below. In my exami nation, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon representations or certificates of the officers and directors of the Company.

          I am a member of the District of Columbia Bar, Virginia Bar and New York Bar and I express no opinion as to the laws of any other jurisdiction except the General Corporation Law of the State of Delaware.

          Based upon the foregoing, and subject to the qualifications set forth herein, I am of the opinion that the Shares have been duly and validly authorized and when the certificates for the Shares have been duly executed, delivered and paid for in accordance with the Option Agreement or the Warrant Agreement, as the case may be, the Shares will be duly and validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name in the Prospectus that is a part of the Registration Statement.

                                   Very truly yours,

                                   /s/ Andrew M. Paalborg

                                   Andrew M. Paalborg
                                   Vice President and General Counsel